The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(2)
Registration No: 333-292560
SUBJECT TO COMPLETION, DATED MAY 12, 2026
Prospectus Supplement
(To Prospectus dated January 2, 2026)
$
Pinnacle Financial Partners, Inc.
          % Fixed Rate / Floating Rate Senior Notes due 2032

We are offering $           aggregate principal amount of our           % Fixed Rate / Floating Rate Senior Notes due 2032 (which we refer to as the “notes”). The notes will mature on           , 2032. The notes will initially bear interest at           % per annum, payable semi-annually in arrears on            and            of each year, to, but excluding,           , 2031. Commencing on           , 2031, the notes will bear interest at a floating rate per annum equal to Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index as described herein under “Description of Notes—Compounded SOFR”) plus           %, payable quarterly in arrears on           ,           ,            and at the maturity date. Prior to           , 2031 (1 year prior to the maturity date), we may, at our option, redeem the notes, in whole or in part, at any time and from time to time, by paying the aggregate principal amount of the notes to be redeemed plus a “make whole” premium (as described herein under “Description of Notes—Optional Redemption”) plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. On           , 2031 (one year prior to the maturity date), we may redeem the notes, in whole, but not in part, by paying the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. At any time and from time to time on or after           , 2032 (30 days prior to the maturity date), we may redeem the notes in whole or in part by paying the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. There is no sinking fund for the notes.
The notes will be senior unsecured obligations of Pinnacle Financial Partners, Inc. and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will not be guaranteed by any of our subsidiaries.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement.
The notes are not savings accounts, deposits or other obligations of our subsidiary bank, Pinnacle Bank, or any of our nonbank subsidiaries. The notes are not insured by the Federal Deposit Insurance Corporation, or “FDIC,” or any other governmental agency or public or private insurer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Per Note	Total
Public Offering Price(1)%	$
Underwriting Discount %	$
Proceeds, Before Expenses, to Us(1)%	$
__________________
(1)Plus accrued interest from           , 2026, if settlement occurs after that date.
The notes will not be listed on any securities exchange. Currently, there is no public trading market for the notes.
The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about           , 2026.

Joint Bookrunners

Morgan Stanley	RBC Capital Markets	Goldman Sachs & Co. LLC	Synovus Securities, Inc.

Prospectus Supplement dated           , 2026

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the notes and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated January 2, 2026, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in the notes.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Pinnacle,” the “Company,” “we,” “us,” “our” or similar references mean Pinnacle Financial Partners, Inc. together with its subsidiaries.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.
Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. In addition, we maintain a website at www.pnfp.com where you can find additional information about us. All websites provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.
The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement. The following documents filed with the SEC are incorporated by reference (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):
•Annual Report on Form 10-K of Synovus Financial Corp., a Georgia corporation (“Synovus”), for the year ended December 31, 2025, filed by the Company on Current Report on Form 8-K on March 2, 2026 (the “Synovus 2025 10-K”);
•Annual Report on Form 10-K of Pinnacle Financial Partners, Inc., a Tennessee corporation (“legacy Pinnacle”), for the year ended December 31, 2025, filed on March 2, 2026 (the “legacy Pinnacle 2025 10-K”);
•those portions of our definitive proxy statement on Schedule 14A filed on April 9, 2026 in connection with our 2026 annual meeting of shareholders;
•our quarterly report on Form 10-Q for the quarter ended March 31, 2026; and
•our current reports on Form 8-K filed January 15, 2026, March 2, 2026, and May 12, 2026.
All future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the notes offering are incorporated by reference into this prospectus supplement (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement.
You may request a copy of these filings at no cost, by writing to or telephoning us at the following address or telephone number:
Director of Investor Relations
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, GA 30339
(706) 641-6500
We also have filed a registration statement (No. 333-292560) with the SEC relating to the notes offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC a copy of the registration statement and the related exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

FORWARD-LOOKING STATEMENTS
Certain statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause our actual results, performance or achievements or the financial services industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.
All statements, other than statements of historical fact, included herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expect,” “anticipate,” “bodes,” “intend,” “may,” “should,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to:
(1)our ability to realize all of the expected benefits of the recently completed business combination transaction between Synovus and legacy Pinnacle (the “Merger”) and our ability to integrate the two companies as expected;
(2)our ability to realize the expected benefits from our strategic initiatives, including the Merger, or other operational and execution goals in the time period expected, which could negatively affect our future profitability;
(3)competition in the financial services industry, including competition from nontraditional banking institutions such as Fintechs and non-bank lenders;
(4)an economic downturn and contraction, including a recession, and the resulting effects on our capital, financial condition, credit quality, results of operations, and future growth, including that the strength of the current economic environment could be further weakened by persistent or rising inflation, interest rate fluctuations, changes in fiscal and monetary policy, and geopolitical uncertainty;
(5)our ability to attract and retain employees, including as a result of the Merger and as part of our hiring strategy, and the impact of senior leadership transitions and recruitment of experienced financial service providers that are key to our strategic initiatives;
(6)the impact of recent or proposed changes in fiscal, monetary and economic policy, laws, and regulations, or the interpretation or application thereof, and the uncertainty of future implementation and enforcement of these policies and regulations, including persistent inflationary pressures, potential interest rate fluctuations, and potential changes to government policies related to immigration, trade, and government spending;
(7)changes in the interest rate environment, including changes to the federal funds rate, and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;
(8)our strategic implementation of new lines of business, new products and services, and new technologies and the expansion of our existing business opportunities with a renewed focus on innovation;
(9)prolonged periods of inflation and its effects on our business, profitability, and our stock price, as well as the impact on our clients (including the velocity and levels of deposit withdrawals and loan repayment);
(10)changes in Bankers Healthcare Group, LLC’s (“BHG”) funding model, credit performance, regulatory oversight, auction platform activity, or growth strategy that could reduce and increase volatility in our earnings;

(11)the impact of adverse developments in the banking industry on client confidence, liquidity, and regulatory responses to these developments (including increases in the cost of our deposit insurance assessments and increased regulatory scrutiny), our ability to effectively manage our liquidity risk and any growth plans, and the availability of capital and funding;
(12)we may be exposed to potential losses in the event of fraud and/or theft, or in the event that a third-party vendor, obligor, or business partner fails to pay amounts due to us under that relationship or under any arrangement that we enter into with them;
(13)changes in the cost and availability of funding due to changes in the deposit market and credit market;
(14)restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of Pinnacle Bank, a Tennessee state-chartered bank (“Pinnacle Bank”);
(15)we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services industry;
(16)our current and future information technology system enhancements and operational initiatives, including those related to or involving artificial intelligence, may not be successfully implemented, which could negatively impact our operations;
(17)risks related to the development and use of artificial intelligence in our industry and generally;
(18)our business relationships with, and reliance upon, third parties that have strategic partnerships with us or that provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and disruptions in service or financial difficulties with a third-party vendor or business relationship;
(19)our enterprise risk management framework, our compliance program, or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;
(20)our asset quality may deteriorate or our allowance for credit losses may prove to be inadequate or may be negatively affected by credit risk exposures;
(21)the ability of our operational framework to identify and manage risks associated with our business, such as credit risk, compliance risk, reputational risk, cybersecurity risk, and operational risk, including by virtue of our relationships with third-party business partners, as well as our relationships with third-party vendors and other service providers;
(22)if economic conditions worsen or regulatory capital rules are modified, we may be required to undertake initiatives to improve or conserve our capital position;
(23)our ability to identify and address cybersecurity risks such as data security breaches, malware, “denial of service”attacks, “hacking,”and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption, or damage of our systems, increased costs, significant losses, or adverse effects to our brand reputation;
(24)the impact on our financial results, brand reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;
(25)we may not be able to identify suitable bank and non-bank acquisition opportunities as part of our growth strategy and even if we are able to identify attractive acquisition opportunities, we may not be able to complete such transactions on favorable terms or realize the anticipated benefits from such acquisitions;

(26)our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;
(27)our corporate responsibility strategies and initiatives, the scope and pace of which could alter our brand reputation and shareholder, employee, client, and third-party relationships;
(28)we could realize losses if we sell assets and the proceeds we receive are lower than the carrying value of such assets;
(29)our ability to obtain regulatory approval to take certain actions, including any dividends on our common or preferred stock, any repurchases of our common or preferred stock, or any other issuance or redemption of any other regulatory capital instruments, as well as any applications in respect to strategic initiatives;
(30)our concentrated operations in the Southeastern U.S. make us vulnerable to local economic conditions, local weather catastrophes, public health issues, and other external events;
(31)the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto;
(32)the fluctuation in our stock price and general volatility in the stock market;
(33)the effects of any damages to our brand reputation resulting from developments related to any of the items identified above; and
(34)other factors and other information contained in other reports and filings that we make with the SEC under the Exchange Act.
For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Risk Factors” beginning on page S-11 of this prospectus supplement and “Part I—Item 1A. Risk Factors” and other information contained in the legacy Pinnacle 2025 10-K or the Synovus 2025 10-K and the periodic filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files from time to time with the SEC. Many of such factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events or otherwise.

SUMMARY
This summary does not contain all of the information that may be important to investors in making their investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and “Risk Factors” in the legacy Pinnacle 2025 10-K, the Synovus 2025 10-K and our Quarterly Report on 10-Q for the quarter ended March 31, 2026 to determine whether an investment in the notes is appropriate for you.
Pinnacle Financial Partners, Inc.
Our Business
Pinnacle is a financial services company headquartered in Atlanta, Georgia. We provide commercial and consumer banking in addition to a full suite of specialized products and services including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, and international banking to our clients through our wholly-owned subsidiary bank, Pinnacle Bank, a Tennessee state-chartered bank that is a member of the Federal Reserve System, and its offices and branches in Alabama, Florida, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Virginia and Tennessee. We also provide financial planning and investment advisory services through certain of our wholly-owned subsidiaries. Pinnacle Bank holds a 49% interest in BHG, which is engaged in the origination of commercial and consumer loans primarily to healthcare providers and other professionals throughout the United States.
We were incorporated under the laws of the State of Georgia in 2025 as Steel Newco Inc. in connection with the business combination transaction between Synovus and legacy Pinnacle, which was completed on January 1, 2026. Our principal executive offices are located at 3400 Overton Park Drive, Atlanta, GA 30339, and our telephone number at that address is (706) 641-6500. Our common stock is traded on the NYSE under the symbol “PNFP.”

THE OFFERING
The following summary contains basic information about the notes and is not complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Pinnacle Financial Partners, Inc., a Georgia corporation
Securities Offered	% Fixed Rate / Floating Rate Senior Notes due 2032
Aggregate Principal Amount	$
Issue Price	% plus accrued interest, if any, from and including , 2026
Issue Date	, 2026
Maturity Date	, 2032
Fixed Interest Rate	% per annum
Fixed Rate Period	From, and including, the issue date to, but excluding, , 2031.
Fixed Interest Payment Dates	Interest will accrue from , 2026 and will be payable on and of each year, commencing on , 2026 and ending on , 2031. See “Description of Notes—Interest.”
Floating Interest Rate	Compounded SOFR, determined as set forth under “Description of Notes—Compounded SOFR,” plus %. The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero.
Floating Rate Period	From, and including, , 2031 to, but excluding, the maturity date.
Floating Interest Payment Dates	, , , , and the maturity date, as further described under “Description of Notes—Interest.”
Record Dates
Interest will be paid to the person in whose name a note is registered at the close of business on the 15th calendar day (whether or not a business day) preceding the related interest payment date; provided that if the notes are global notes held by DTC, the record date for such notes will be the close of business on the business day preceding the applicable interest payment date.

Day Count Convention
During the fixed rate period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
During the floating rate period, interest will be computed on the basis of actual number of days in each interest period (or any other relevant period) and a 360-day year.

No Guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”

Ranking
The notes will be our senior unsecured obligations and will rank equally among themselves and with any other existing and future unsecured and unsubordinated indebtedness, and senior to our existing and future subordinated and junior subordinated indebtedness, and will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries.
As of March 31, 2026, we had:
•approximately $497 million of unsecured and unsubordinated indebtedness issued by Pinnacle;
•approximately $510 million in subordinated and junior subordinated indebtedness issued by Pinnacle; and
•approximately $4.6 billion in long-term debt issued by our subsidiaries, which, together with approximately $102.2 billion in other outstanding debt and other liabilities, including deposits, of our subsidiaries, which would rank structurally senior to the notes in case of liquidation or otherwise.
The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption
Prior to           , 2031 (1 year prior to the maturity date, the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:
•the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in this prospectus supplement) plus            basis points less interest accrued to the date of redemption, and
•100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, on the Par Call Date, we may redeem the notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. At any time and from time to time on or after           , 2032 (30 days prior to the maturity date), we may redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. For more information, see “Description of Notes—Optional Redemption.”
•The notes will not be subject to repayment at the option of the holder at any time prior to maturity.

Sinking Fund	There is no sinking fund for the notes.
Further Issuances
The notes will initially be limited to an aggregate principal amount of $          . We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms and conditions as the notes offered hereby in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax and securities law purposes, the additional notes will have a separate CUSIP number. Any such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $ . We intend to use the net proceeds from this offering for general corporate purposes, which general corporate purposes may include the repayment of existing debt. See “Use of Proceeds.”
Form and Denomination	The notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Listing	The notes will not be listed on any securities exchange.
Governing Law	The notes and the indenture pursuant to which we will issue the notes will be governed by the laws of the State of New York.
Trustee	The Bank of New York Mellon Trust Company, N.A.
No Prior Market
The notes will be new securities for which there is no existing market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the notes will develop or be maintained.

Risk Factors
An investment in the notes involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and in the legacy Pinnacle 2025 10-K, the Synovus 2025 10-K and our Quarterly Report on 10-Q for the quarter ended March 31, 2026 as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Conflicts of Interest
Our affiliate Synovus Securities, Inc. is a FINRA member and an underwriter in this offering. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In accordance with that rule, no “qualified independent underwriter” is required because the notes will be rated investment grade.

RISK FACTORS
An investment in the notes involves a number of risks. This prospectus supplement does not describe all of those risks. You should carefully consider the risks described below and the risk factors concerning our business included in the legacy Pinnacle 2025 10-K, the Synovus 2025 10-K and our Quarterly Report on 10-Q for the quarter ended March 31, 2026, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings, which are incorporated into this prospectus supplement by reference, before deciding whether an investment in the notes is suitable for you.
The notes are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. The notes are not insured by the FDIC or any other governmental agency or public or private insurer.
The notes are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries, and are not insured by the FDIC or any other governmental agency. The notes will be obligations of Pinnacle only and will not be guaranteed by any affiliate of Pinnacle.
Our substantial level of debt could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes.
We have a substantial amount of debt, requiring significant interest and principal payments. As of March 31, 2026, we and our subsidiaries had approximately $5.6 billion in principal amount of long-term debt outstanding, excluding the notes offered hereby. The indenture and the notes do not contain any limitation on the amount of debt, deposits or other obligations that may hereafter be issued, accepted or incurred by us or our subsidiaries. We and our subsidiaries are expected to incur additional obligations from time to time, and the risks related to our high level of debt could increase.
Our substantial level of debt could have important consequences to holders of the notes, including the following:
•making it more difficult for us to satisfy our obligations with respect to our debt, including the notes;
•requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;
•increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage compared to our competitors that have relatively less debt;
•limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and
•limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.
In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.
The notes are structurally subordinated to all liabilities of our subsidiaries.
The notes are structurally subordinated to all liabilities of our subsidiaries, including, without limitation, their debt, deposits and trade payables. As of March 31, 2026, we had approximately $4.6 billion in long-term debt issued by our subsidiaries, which, together with approximately $102.2 billion in other outstanding debt and other liabilities, including deposits, of our consolidated subsidiaries, would rank structurally senior to the notes in case of liquidation or otherwise. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s depositors and creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the notes.
Our access to funds from our subsidiaries may become limited, thereby restricting our ability to make payments on our obligations.
Pinnacle is a separate and distinct legal entity from its subsidiary bank and nonbanking subsidiaries. We therefore depend on dividends, distributions and other payments from our subsidiary bank and nonbanking subsidiaries to fund payments on our obligations, including debt obligations such as the notes. Our subsidiary bank and certain of our other subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us, and certain of our subsidiaries also may become subject to regulatory orders that would further limit their ability to pay dividends or other distributions to us. See “Risk Factors—We may become subject to supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our common stock and preferred stock” and “Business—Other Information—Supervision and Regulation—Payment of Dividends” in the Synovus 2025 10-K and the legacy Pinnacle 2025 10-K, respectively. Regulatory action of this kind could impede access to funds we need to make payments on our obligations, including interest and principal payments on the notes.
We may not be able to generate sufficient cash to service all of our debt, including the notes.
Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt or to refinance our debt will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our subsidiary bank and nonbanking subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue.
If a trading market does develop, changes in the debt markets could adversely affect the market price of the notes.
Even if a trading market develops for the notes, the price you receive upon a sale of our notes may be affected by a number of factors, including, among other things:
•the number of holders of the notes;
•our credit ratings with major credit rating agencies;
•our financial condition, financial performance and future prospects;

•the prevailing interest rates being paid by other companies similar to us;
•the interest of securities dealers in making a market in the notes; and
•the overall condition of the financial markets.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.
In addition, if a market does develop for the notes, the notes could trade at prices that may be lower than the initial offering price of the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.
There are limited covenants in the indenture.
Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets or from paying dividends or issuing or repurchasing our securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.
Changes in our credit ratings may adversely affect your investment in the notes.
The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.
The ratings agencies regularly evaluate us and Pinnacle Bank, and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.
The interest rate on the notes will reset from fixed to floating rates.
During the period from, and including, the issue date to, but excluding,           , 2031, the notes will bear interest at a fixed rate of % per annum. However, during the period from, and including           , 2031, to, but excluding, the maturity date, the notes will bear interest at a floating rate per annum in accordance with the formula set forth under “Description of Notes—Compounded SOFR,” plus           %. As a result, the interest rate in any floating rate period may be less than the initial interest rate or the interest rate that applies in the preceding interest period, which would affect the amount of any interest payments under the notes and, therefore, could affect their market value.
The amount of interest payable with respect to each interest period during the floating rate period will be determined near the end of such interest period for the notes.

The interest rate with respect to any interest period during the floating rate period will only be capable of being determined near the end of such interest period in relation to the notes. Consequently, it may be difficult for investors in the notes to estimate reliably the amount of interest that will be payable on the notes. In addition, some investors may be unwilling or unable to trade the notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the notes.
The interest rate on the notes during the floating rate period will be based on a compounded SOFR, which will be determined by reference to the SOFR Index, a relatively new market index.
For each interest period during the floating rate period, the interest rate on the notes will be based on a compounded SOFR rate calculated by reference to the SOFR Index (as defined below) using the specific formula described in this prospectus supplement, not the SOFR rate published on or in respect of a particular date during such period or an average of SOFR rates during such period. The SOFR Index measures the cumulative impact of compounding the daily secured overnight financing rate (“SOFR”) as provided by the Federal Reserve Bank of New York (the “FRBNY”). The value of the SOFR Index on a particular business day reflects the effect of compounding SOFR on such business day and allows the calculation of compounded SOFR averages over custom time periods. For this and other reasons, the interest rate during any Observation Period (as defined below) will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during the Observation Period for an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction in the Compounded SOFR (as defined below) used to calculate the interest rate on the notes during the relevant interest period. In addition, the method for calculating an interest rate based upon SOFR in market precedents varies. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions used to calculate Compounded SOFR for the notes, may evolve over time, and trading prices of the notes may be lower than those of later-issued SOFR-linked debt securities which contain more settled and different market terms as a result. If the market predominantly adopts a different calculation method, the liquidity and market value of the notes may be adversely affected.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.
Some of the factors that may affect the price at which the notes may be sold prior to maturity include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of SOFR, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.
Compounded SOFR will only be capable of being determined near the end of the relevant interest period during the floating rate period.
The Compounded SOFR applicable to a particular interest period during the floating rate period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined below) for such interest period. Because each such Interest Payment Determination Date is near the end of such interest period, the amount of interest payable with respect to a particular interest period will not be known until shortly prior to the related date of interest payment, and it may be difficult to reliably estimate the amount of interest that will be payable on each such date of interest payment.
The administrator of SOFR may make changes that could change the value of SOFR or discontinue SOFR and has no obligation to consider the interests of the investors in the notes in doing so.
The FRBNY, as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining the interest rate on the notes as further described under “Description of Notes—Effect of Benchmark Transition Event” will apply). The administrator has no obligation to consider the interests of investors in the notes in calculating, adjusting, converting, revising or discontinuing SOFR.
If SOFR is discontinued, the notes will bear interest during the floating rate period by reference to a different base rate, which could adversely affect the value of the notes, the return on the notes and the trading price of the notes; there can be no guarantee that any Benchmark Replacement (as defined below) will be a comparable substitute for SOFR.
If we or our designee determines that a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred with respect to the notes, then the interest rate on the notes during the floating rate period will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as described herein under “Description of Notes—Effect of Benchmark Transition Event.” The selection of a Benchmark Replacement, and any decisions, determinations or elections made by us or our designee in connection with implementing a Benchmark Replacement with respect to the notes in accordance with this prospectus supplement could result in adverse consequences to the applicable interest rate on the notes, which could adversely affect the return on, value of and market for the notes.
If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the Alternative Reference Rates Committee), (ii) the International Swaps and Derivatives Association, Inc. (“ISDA”) or (iii) in certain circumstances, us or our designee.
In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, the determination of interest payment periods and the timing and frequency of determining rates and making payments of interest and other administrative matters. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the notes, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing, that securities linked to any Benchmark Replacement will gain market acceptance, or that the administrator for any Benchmark Replacement (or any reference rate underlying a Benchmark Replacement) will not make changes to the reference rate or discontinue administration of the Benchmark Replacement (or any underlying reference rate), all of which could adversely affect the value of and market for the notes.
We or our designee may make certain determinations with respect to the notes, which determinations may adversely affect the notes.
We or our designee may make certain determinations with respect to the notes as described herein under “Description of Notes—Compounded SOFR.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as described herein under “Description of Notes – Compounded SOFR.” In addition, we or an affiliate of ours may assume the duties of the Calculation Agent (as defined below) for the notes during the floating rate period. In making any required determinations, potential conflicts of interest may exist between us, or our designee (which may be our affiliate), and you. Any of these determinations may adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the base rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations will be made by us or our designee.

These potentially subjective determinations may adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes. For further information regarding these types of determinations, see “Description of Notes – Compounded SOFR.”

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $     . We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of existing debt.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of March 31, 2026:
•on an actual basis; and
•on an as adjusted basis to give effect to the sale of the notes offered hereby and the use of proceeds therefrom as described in “Use of Proceeds.”
This information should be read together with the selected consolidated financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended March 31, 2026, which is incorporated by reference into this prospectus supplement.

	At March 31, 2026
	Actual	As adjusted
	(dollars in thousands, except share data)
Federal funds purchased and securities sold under repurchase agreements	$307,899	$307,899
FHLB advances with interest and principal payments with maturity date in 2026	162,586	162,586
Long-term debt:
Parent Company:
Notes offered hereby, $ million par value(1)	$—	$
6.168% fixed rate/floating rate senior notes, due November 1, 2030	496,583	496,583
4.125% fixed to floating rate subordinated notes, due September 15, 2029	298,676	298,676
5.90% fixed-to-fixed subordinated notes, due February 7, 2029, $300 million par value	201,653	201,653
SOFR + spread of 2.06% junior subordinated debentures, due June 15, 2035	10,000	10,000
Total long-term debt – parent company	1,006,912
Subsidiaries:
5.625% senior bank notes, due February 15, 2028, $500.0 million par value	497,871	497,871
5.957% fixed-to-fixed rate subordinated bank notes, due January 15, 2036, $500.0 million par value	495,322	495,322
Trust preferred securities	128,249	128,249
FHLB advances with interest and principal payments with maturity date after 2025	3,449,721	3,449,721
Total long-term debt – subsidiaries	4,571,163	4,571,163
Total long-term debt	$5,578,075
Shareholders’ equity:
Preferred stock – no par value; authorized 110,000,000 shares; 225,000 shares, liquidation preference $225 million, 22,000,000 issued and outstanding	$781,426	$781,426
Common stock – $1.00 par value
Authorized 360,000,000 shares, issued and outstanding 151,000,000 shares	151,088	151,088
Additional paid-in capital	10,101,952	10,101,952
Accumulated other comprehensive income (loss), net	(225,049)	(225,049)
Retained earnings	3,785,074	3,785,074
Total shareholders’ equity	$14,594,491	$14,594,491
Total capitalization (including short-term borrowings)	$20,643,051

__________________
(1)Represents the aggregate principal amount of the notes offered hereby.

	At March 31, 2026
	Actual	As adjusted
	(dollars in thousands)
Capital ratios:
CET1 capital	$9,680,460	$9,680,460
Tier 1 risk-based capital	10,462,009	10,462,009
Total risk-based capital	12,150,708	12,150,708
CET1 capital ratio	9.81%
Tier 1 risk-based capital ratio	10.61
Total risk-based capital ratio	12.32
Total shareholders’ equity to total assets ratio	11.89
Tangible common equity ratio(1)	7.82
__________________
(1)See “Reconciliation of Non-GAAP Financial Measures.”

Reconciliation of Non-GAAP Financial Measures

	At March 31, 2026
	Actual	As adjusted
	(dollars in thousands)
Tangible common equity ratio
Total assets	$122,765,685
Goodwill	(3,478,244)	(3,478,244)
Other intangible assets, net	(1,091,033)	(1,091,033)
Tangible assets	$118,196,408

Total Pinnacle Financial Partners shareholders' equity	$14,594,491	$14,594,491
Goodwill	(3,478,244)	(3,478,244)
Other intangible assets, net	(1,091,033)	(1,091,033)
Preferred stock, no par value	(781,426)	(781,426)
Tangible common equity	$9,243,788	$9,243,788
Total shareholders' equity to total assets ratio	11.89%
Tangible common equity ratio	7.82

DESCRIPTION OF NOTES
The notes will be a series of our senior debt securities. The notes will be issued under the Senior Notes Indenture dated February 13, 2012, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to the Senior Notes Indenture as the “indenture,” and we refer to The Bank of New York Mellon Trust Company, N.A., in its capacity as the trustee, as the “trustee.” We urge you to read the indenture because it, not the descriptions below and in the accompanying prospectus, defines your rights. Those descriptions are qualified in their entirety by reference to the actual provisions of the indenture and the notes. You may obtain copies of the indenture and the notes from us without charge. See the section entitled “Where You Can Find More Information” in this prospectus supplement. For the purposes of this description of notes, references to “Pinnacle,” “we,” “us,” “our” or similar terms mean only Pinnacle Financial Partners, Inc. and not any of its subsidiaries.
General
The notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange. The notes will be unsecured and will rank equally among themselves and with any of our other existing and future unsecured and unsubordinated indebtedness and will rank senior to our existing and future subordinated and junior subordinated indebtedness.
Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of Pinnacle Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.
The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the FDIC or any other governmental agency or instrumentality.
The notes will initially be limited to an aggregate principal amount of $          . We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms and conditions as the notes in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.
The notes will mature at 100% of their principal amount on           , 2032 (the “maturity date”). The notes will not be entitled to any sinking fund.
Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants.
Interest
Payment of the full principal amount of the notes will be due on           , 2032.
Interest on the notes will accrue from, and including, , 2026 (the “issue date”) to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date (or if the notes are redeemed during the period, the redemption date) or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the notes.
During the period from, and including, , 2026, to, but excluding           , 2031 (the “fixed rate period”), the notes will bear interest at the rate of % per annum. Such interest will be payable semi-annually in arrears on            and            of each year, beginning on           , 2026 and ending on           , 2031 (each such date, a “fixed interest payment date”). During the period from, and including,           , to, but excluding, the maturity date (the “floating rate period”), the notes will bear interest at a floating rate per annum equal to Compounded SOFR plus %, as determined by the Calculation Agent in the manner described below. Such interest will be payable quarterly in arrears on           ,           ,           , and at the maturity date (each such date, a “floating interest payment date”). Compounded SOFR for each interest period in the floating rate period will be calculated by the Calculation Agent in accordance with the formula set forth below with respect to the Observation Period relating to such interest period.
Interest will be paid to the person in whose name such note is registered at the close of business on the 15th calendar day (whether or not a business day) preceding the related interest payment date; provided that if the notes are global notes held by DTC, the record date for such notes will be the close of business on the business day preceding the applicable interest payment date, and provided further that interest payable on the maturity of the principal of the notes or (subject to the exceptions described below under the heading “—Optional Redemption”) any redemption date will be paid to the person to whom principal is paid. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
For the fixed rate period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any fixed interest payment date, any redemption date for the notes or the maturity date falls on a day which is not a business day, the related payment of principal or interest will be made on the next day that is a business day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.
For the floating rate period, interest will be computed on the basis of the actual number of days in each interest period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the notes for each interest period during the floating rate period will be computed by multiplying (i) the outstanding principal amount of the notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of days in the applicable interest period divided by 360. The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero. For the floating rate period, if any floating interest payment date of the notes (other than the maturity date or any redemption date) falls on a day which is not a business day, that floating interest payment date will be postponed and the related payment of interest on the notes will be made on the next day which is a business day, except that if the next succeeding business day falls in the next calendar month, then such floating interest payment date will be advanced to the immediately preceding day that is a business day, and in each case, the related interest periods will also be adjusted for such non-business days.
The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each interest period in the floating rate period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such interest period and prior to the relevant floating interest payment date and will notify us (if we are not the Calculation Agent) of Compounded SOFR, such interest rate and accrued interest for each interest period in the floating rate period as soon as reasonably practicable after such determination, but in any event by the business day immediately prior to the relevant floating interest payment date. At the request of a holder of the notes, we will provide Compounded SOFR, the interest rate and the amount of interest accrued with respect to any interest period in the floating rate period, after Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any interest period in the floating rate period, will be final and binding absent manifest error, will be maintained on file at the Calculation Agent’s designated office and will be provided in writing to the trustee.
Secured Overnight Financing Rate and the SOFR Index
SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation, a subsidiary of The Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the FRBNY to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the FRBNY, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The SOFR Index is published by the FRBNY and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The FRBNY notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period during the floating rate period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the FRBNY may publish after the interest rate for that interest period has been determined.
Because SOFR is published by the FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. The information regarding SOFR contained in this section is based upon the New York Federal Reserve’s Website and other U.S. government sources.
Compounded SOFR
With respect to any interest period during the floating rate period, “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):
where:
“SOFR Index Start” = For periods other than the initial interest period during the floating rate period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period during the floating rate period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period (such first day expected for the notes to be November 1, 2031);
“SOFR Index End” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable floating interest payment date (or in the final interest period, relating to the maturity date, or, in the case of the redemption of the notes, relating to the applicable redemption date); and
“d” is the number of days in the relevant Observation Period.
For purposes of determining Compounded SOFR,
“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each floating interest payment date (or, in the case of the redemption of the notes, preceding the applicable redemption date).
“Observation Period” means, in respect of each interest period during the floating rate period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating interest payment date for such interest period (or in the final interest period during the floating rate period, preceding the maturity date or, in the case of the redemption of the notes, preceding the applicable redemption date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:
i.the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or
ii.if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “—SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “—Effect of Benchmark Transition Event” provisions described below.
“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the FRBNY (or a successor administrator of SOFR).
“SOFR Administrator’s Website” means the website of the FRBNY, currently at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind, or any successor source. The information contained on such website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Notwithstanding anything to the contrary in the indenture or the notes, if we or our designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth below under “—Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the notes.
For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period during the floating rate period will be an annual rate equal to the sum of the Benchmark Replacement plus 2.347% for the notes.
SOFR Index Unavailable Provisions
If a SOFR Index Start or SOFR Index End is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period in the floating rate period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period (“SOFRi”), SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
Effect of Benchmark Transition Event
(1)Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.
(2)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
(3)Decisions and Determinations. Any determination, decision or election that may be made by us or our designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
•will be conclusive and binding on the beneficial owners and holders of the notes and the trustee absent manifest error;
•if made by us, will be made in our sole discretion;
•if made by our designee (which may be our affiliate), will be made after consultation with us, and such designee (which may be our affiliate) will not make any such determination, decision or election to which we reasonably object; and
•notwithstanding anything to the contrary in the indenture or the notes, shall become effective without consent from the holders of the notes, the trustee or any other party.
Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by us or our designee (which may be our affiliate) on the basis as described above, and in no event shall the trustee or Calculation Agent be responsible for making any such determination, decision or election.
None of the trustee or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the trustee and Calculation Agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and none of the trustee or the Calculation Agent will have any liability for actions taken at our direction in connection therewith.
None of the trustee or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the trustee or Calculation Agent shall be responsible or liable for our actions or omissions or for those of any of our designees, or for any failure or delay in the performance by us or any of our designees, nor shall any of the trustee or Calculation Agent be under any obligation to oversee or monitor our performance or the performance of any of our designees. The trustee may conclusively rely, without investigation, on the Calculation Agent’s determination of the interest rate during the floating rate periods.

Certain Defined Terms
As used herein:
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and we or our designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:
(1)the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2)the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(3)the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:
(1)the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or
(3)the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that we or our designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we or our designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1)a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Calculation Agent” means the firm appointed by us prior to the commencement of the floating rate period. We or an affiliate of ours may assume the duties of the Calculation Agent.
“ISDA Definitions” means the 2021 ISDA Definitions published by ISDA, or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee in accordance with the Benchmark.
“Relevant Governmental Body” means the FRB and/or the FRBNY, or a committee officially endorsed or convened by the FRB and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Ranking
The notes will be senior unsecured obligations and will rank equally with any of our existing and future unsecured and unsubordinated indebtedness and senior to our existing and future subordinated and junior subordinated indebtedness, and will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries, including Pinnacle Bank, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. As of March 31, 2026, we had approximately $4.6 billion in long-term debt issued by our subsidiaries, which, together with approximately $102.2 billion in other outstanding debt and other liabilities, including deposits, of our consolidated subsidiaries, would rank structurally senior to the notes in case of liquidation or otherwise.
Pinnacle may from time to time, without notice or consent of the holders of the notes, incur additional senior indebtedness ranking equally with the notes as well as additional subordinated and junior subordinated indebtedness ranking junior to the notes.
Optional Redemption
Prior to the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:
•(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus basis points less (b) interest accrued to the date of redemption; and
•100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.
Additionally, we may redeem the notes at our option, in whole, but not in part, on the Par Call Date at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon, if any, to but excluding, the redemption date. We may also redeem the notes at our option, in whole or in part, at any time and from time to time on or after           , 2031 (30 days prior to the maturity date) at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the

Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall not be responsible for calculating the redemption price or any component thereof.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any such notice of redemption may, at Pinnacle’s discretion, be subject to one or more conditions precedent that must be satisfied prior to our obligation to redeem the notes subject to such notice of redemption, including, but not limited to, completion of an equity offering, refinancing or other corporation transaction.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata or by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Restrictive Covenants
Limitations on Sales and Issuance of Voting Shares
Under the indenture, as long as any notes are outstanding, we have agreed not to (i) issue, sell or otherwise dispose of any voting shares of any principal subsidiary bank or any securities convertible into or options, warrants or rights to subscribe to such voting shares, (ii) permit the merger or consolidation of any principal subsidiary bank with or into any other corporation, or (iii) permit the sale or other disposition of all or substantially all of the assets of any principal subsidiary bank, in each case unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the voting shares of such principal subsidiary bank.
The indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 20% or more of our consolidated assets or, any other subsidiary bank designated as a principal subsidiary bank pursuant to a board resolution and set forth in an officers’ certificate delivered to the trustee, or a subsidiary that owns, directly or indirectly, any voting shares, or securities convertible into, or options, warrants or rights to subscribe for or purchase voting shares of any such principal subsidiary bank. As of the date of this prospectus supplement, only Pinnacle Bank is a principal subsidiary bank. The indenture defines voting shares as outstanding shares of capital stock of any class having voting power under ordinary circumstances to elect at least a majority of the board of directors.
Notwithstanding the foregoing, this covenant does not prohibit any such transaction if:
•required by any law or any regulation or order of any governmental authority;
•required as a condition imposed by law, regulation or order to the acquisition by us, directly or indirectly, of certain other entities also designated as principal subsidiary banks;
•after such transaction, we own, directly or indirectly, not less than the percentage of voting shares of the principal subsidiary bank subject to the transaction that we owned prior to such transaction;
•the proceeds of such transaction are used to invest within a certain amount of time in a subsidiary bank the assets of which are equal to at least 80% of the assets of the principal subsidiary bank being disposed of; or
•such transaction is a merger, consolidation or sale of all or substantially all of the assets of a principal subsidiary bank with and into a principal subsidiary bank or us so long as Pinnacle owns, directly or indirectly, at least 80% of the voting shares of the surviving principal subsidiary bank.
Under the terms of the indenture, we will be required to furnish to the trustee annually, on or before a date not more than four months after the end of our fiscal year, a brief certificate from our principal executive, financial or accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture.
Merger, Consolidation or Sale of Assets
We may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any Person unless either:
•Pinnacle is the continuing Person; or
•the Person (if other than Pinnacle) formed by such consolidation or into which Pinnacle is merged or to which properties and assets of Pinnacle shall be sold, conveyed, transferred or leased is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Pinnacle on all series of notes and under the indenture; and

•Pinnacle, in the case of either of the above, has delivered to the trustee:
◦an opinion of counsel stating that such consolidation, merger or sale, conveyance, transfer or lease and such supplemental indenture (if any) complies with the provisions of the indenture concerning mergers, consolidations or sale of assets, and that all conditions precedent provided for in such provisions relating to such transaction have been complied with and that such supplemental indenture (if any) constitutes the legal, valid and binding obligation of Pinnacle and such successor enforceable against such Person in accordance with its terms, subject to customary exceptions; and
◦an officers’ certificate to the effect that immediately after giving effect to such transaction, no default shall have occurred and be continuing.
Upon any such consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of our property and assets in accordance with the foregoing paragraph, the successor Person formed by such consolidation or into which we are merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Pinnacle under the indenture with the same effect as if such successor Person had been named as a party to the indenture and thereafter the predecessor Person, except in the case of a lease, shall be relieved of all obligations and covenants under the indenture and the notes.
For purposes of this section, the term “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
This covenant would not apply to any recapitalization transaction, change of control of Pinnacle or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer or other disposition of all or substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put or increased interest or that would otherwise afford holders of the notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.
Although there is a limited body of case law interpreting the phrase “all or substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.
Additional Notes
We may in the future from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax and securities law purposes, the additional notes will have a separate CUSIP number. The notes offered hereby and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any event of default has occurred and is continuing with respect to the notes.
Events of Default, Notice and Waiver
Each of the following “Events of Default” set forth in the indenture will be applicable to the notes:
•we fail to pay the principal of the notes when due;
•we fail for 30 days to pay any interest payable on the notes;

•we default in the performance of or breach any other covenant or agreement we make in the indenture with respect to the notes which has continued for 90 days after written notice as provided for in accordance with the indenture by the trustee or the holders of at least 25% in principal amount of the notes; and
•certain events of bankruptcy, insolvency or reorganization of Pinnacle occur.
If there is a continuing event of default under the indenture with respect to the notes, then the trustee or the holders of not less than 25% of the total principal amount of the notes may declare immediately due and payable the principal amount of the notes, and the interest accrued thereon, except that such amounts will automatically become immediately due and payable in cases of certain events of bankruptcy, insolvency or reorganization of us occurs. However, at any time after an acceleration with respect to the notes then outstanding has been declared or has occurred, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the notes may waive all defaults with respect to such notes, and rescind and annul such declaration and its consequences if:
•we deposit with the trustee all required payments of the principal of, and interest on the notes (and, to the extent lawful, interest on overdue installments of interest) plus certain fees, expenses, disbursements and advances of the applicable trustee; and
•all events of default, other than the nonpayment of accelerated principal of the notes, have been cured or waived as provided in the indenture.
The indenture also provides that the holders of not less than a majority in principal amount of the notes may waive an existing default with respect to the notes and its consequences, except a default consisting of:
•our failure to pay the principal of or interest on the notes; or
•a default relating to a covenant or provision contained in the indenture that by its terms cannot be modified or amended without the consent of the holders of each outstanding note.
The trustee is generally required to give notice to the holders of the notes within 90 days of an uncured default of which the trustee has actual notice under the indenture.
The indenture provides that no holder of the notes may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless such holder has previously given notice to the trustee of a default or an event of default and the trustee fails to act for 60 days after:
•such holder has previously given the trustee a written notice of a continuing event of default;
•the trustee has received a written request to institute proceedings in respect of a default or an event of default from the holders of not less than 25% in principal amount of the notes, as well as an offer of indemnity reasonably satisfactory to the trustee; and
•no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the notes.
Subject to provisions in the indenture specifically relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes, unless the holders of the notes have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities that might be incurred by the trustee in compliance with such request or direction. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining in the direction. The trustee may take any other proper action not inconsistent with the instructions received by such majority of holders.

Modification of the Indenture
Modification and amendment of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of the notes except as provided in the indenture and described below. However, no modification or amendment may, without the consent of each holder affected thereby, do any of the following:
•change the stated maturity of or any installment of interest on the principal of the notes;
•reduce the principal amount of or the rate or amount of interest on the notes;
•reduce the percentage of the holders of the notes necessary to modify or amend the indenture;
•reduce the percentage of the holders of the notes necessary to approve any supplemental indenture or to waive compliance with certain provisions of the indenture or certain defaults and their consequences; or
•make any change in the amendment or waiver provisions described herein with respect to the notes.
We and the trustee may modify or amend the indenture, without the consent of any holder of the notes for any of the following purposes:
•to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not materially and adversely affect the interests of the holders of the notes;
•to comply with the provisions of the indenture concerning mergers, consolidations or sales of assets;
•to comply with any requirements of the Securities and Exchange Commission to qualify the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);
•to evidence and provide for the acceptance or appointment of a successor trustee with respect to the notes or facilitate the administration of the trusts under the indenture by more than one trustee;
•to establish the form of any securities and to provide for the issuance of any series of securities under the indenture and to set forth the terms thereof;
•to provide for uncertificated or unregistered notes and to make all appropriate changes for such purpose;
•to conform the terms of the notes and the indenture to the terms of this prospectus supplement; and
•to make any change that does not materially and adversely affect the rights of any holder of notes.
Discharge of Obligations
Under the indenture, under certain circumstances, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation. We can discharge these obligations by irrevocably depositing with the trustee funds in United States dollars or United States government obligations in an amount sufficient to pay the entire indebtedness on the notes, including the principal of and interest payable on the notes to the date of the deposit, if the notes have become due and payable, or to the maturity date, if the notes have not yet become due and payable.
Book-Entry, Delivery and Form
General
The notes offered hereby will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.
The notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “Depositary Procedures.”
Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “Exchange of Book-Entry Notes for Certificated Notes.”
Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depositary Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.
We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.”
Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has advised us that DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC, and that DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.
DTC has also advised us that, pursuant to procedures established by it:
•upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and
•ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator.” All operations are conducted by the “Euroclear Operator,” and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the “Euroclear Operator.” Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the “Euroclear Operator” is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
Investors in the global notes who are participants may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “Exchange of Book-Entry Notes for Certificated Notes.”
Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.
Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the notes are credited on the record date, identified in a listing attached to the omnibus proxy.
Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our respective agents has or will have any responsibility or liability for:
•any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or
•any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us.
None of us or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the “Euroclear Operator” are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The “Euroclear Operator” acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or

Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.
Exchange of Book-Entry Notes for Certificated Notes
The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:
•DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary within 90 days of such notice, or
•if there shall have occurred and be continuing an event of default with respect to the notes.
In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Same-Day Settlement and Payment
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Trustee
The Bank of New York Mellon Trust Company, N.A. will act as trustee for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, The Bank of New York Mellon Trust Company, N.A. serves as trustee under the indenture involving our existing debt securities. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which The Bank of New York Mellon Trust Company, N.A. serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.
Calculation Agent
Unless we have redeemed, or called for redemption, all the outstanding notes on or prior to the commencement of the floating rate period, we will appoint a Calculation Agent for the notes prior to the floating rate period. We may appoint ourselves or an affiliate of ours as Calculation Agent.
Notices
Any notices required to be given to the holders of the notes will be given to DTC.
Governing law
The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a general summary of certain material U.S. federal income tax consequences of the ownership and disposition of the notes applicable to U.S. and non-U.S. holders (as defined below) who acquire notes pursuant to this offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” U.S. Treasury regulations promulgated thereunder, judicial opinions, administrative rulings and published positions of the IRS, each as in effect as of the date hereof. These authorities are subject to change or differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the effects of any state, local or non-U.S. tax laws or any U.S. federal non-income tax laws (such as estate or gift tax considerations). This discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment), and it does not purport to be applicable to holders subject to special rules under U.S. federal income tax laws, such as, for example, banks, financial institutions, insurance companies, tax-exempt entities, grantor trusts, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities holdings, U.S. holders whose “functional currency” is not the U.S. dollar, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, controlled foreign corporations, real estate investment trusts, regulated investment companies or passive foreign investment companies, certain former citizens or long-term residents of the United States, persons holding the notes as a position in a “straddle” or as part of a “wash sale,” “hedging,” “conversion,” “constructive sale” or “integrated” transaction for U.S. federal income tax purposes, holders liable for any alternative minimum tax and persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement. This summary does not address the tax considerations that may be relevant to subsequent purchasers of the notes and does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder, intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Persons who are partners in a partnership or equity interest owners of another entity treated as a partnership holding any of the notes should consult their own tax advisors.
THIS SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. AND NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME, ESTATE AND OTHER TAX LAWS OR ANY TAX TREATY.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under U.S. Treasury regulations governing “contingent payment debt instruments.” According to those U.S. Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not cause the notes to be treated as contingent payment debt instruments (and will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts) if there is only a remote chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable U.S. Treasury regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any gain realized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.
U.S. Holders
As used in this discussion, the term “U.S. holder” means a holder that is a beneficial owner of a note and that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
Payments of Interest
It is expected, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. Interest on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
Sale or Other Taxable Disposition of Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference, if any, between (1) the sum of the cash and the fair market value of any property received on such disposition (except to the extent of accrued but unpaid interest, which will be taxable as ordinary interest income as described above under “Payments of Interest”) and (2) such holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the time of the disposition the U.S. holder has held the note for more than one year. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting
Information reporting requirements generally will apply in connection with payments of interest on the notes to, and the proceeds from a sale, exchange or other disposition of the notes by, a U.S. holder, unless the U.S. holder is an exempt recipient. Under the Code and applicable U.S. Treasury regulations, a U.S. holder generally will be subject to backup withholding (currently, at a rate of 24%) with respect to any payments on the notes, or the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of the notes, unless such U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder will generally be allowed as a credit against such U.S. holder’s U.S. federal income tax liability, if any, and may entitle such U.S. holder to a refund, provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
As used in this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is not, for U.S. federal income tax purposes, a U.S. holder as defined above, nor an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.
Payments on the Notes
Subject to the discussion below under “—Backup Withholding and Information Reporting,” payments of interest on a note to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax if the interest qualifies for the “portfolio interest exemption.” This will be the case provided that:
•the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;
•such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States); and
•either (a) the beneficial owner of the notes provides the applicable withholding agent with its name and address, and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code, which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other appropriate form (and any applicable attachments), or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed form from the beneficial owner or an intermediate financial institution and provides the applicable withholding agent with a copy thereof.
If the portfolio interest exemption does not apply, payments of interest to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% tax rate, unless the non-U.S. holder provides the applicable withholding agent with a properly executed: (1) IRS Form W-8BEN, W-8BEN-E or other appropriate form, claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.
If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), such non-U.S. holder generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of “effectively connected earnings and profits,” as determined under the Code, for the taxable year.
Sale or Other Taxable Disposition of Notes
Subject to the discussion below under “—Backup Withholding and Information Reporting,” except with respect to accrued and unpaid interest, which will be treated as described above under “—Tax Consequences to Non-U.S. Holders—Payments on the Notes,” a U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case such person will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, and if such non-U.S. holder is a corporation, such holder may be subject to the branch profits tax referred to above, or (ii) such person is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case such person will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such gain, which may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
Backup Withholding and Information Reporting
Payments of interest, and proceeds of a sale or other taxable disposition of the notes, to a non-U.S. holder may be subject to information reporting and U.S. federal backup withholding (currently, at a rate of 24%) unless such non-U.S. holder provides one of the certifications described above under “—Non-U.S. Holders—Payments on the Notes” or otherwise establishes an exemption. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes to non-U.S. holders, even if the non-U.S. holder provides the certification described above. Copies of the information returns may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

CERTAIN ERISA CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, impose certain requirements on (a) “employee benefit plans” within the meaning of Section 3(3) of ERISA that are subject to Title I of ERISA, (b) plans, including individual retirement accounts and other arrangements, that are subject to the prohibited transaction provisions of Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA by reason of any such employee benefit plan or plan’s investment therein) (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.
In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.
The acquisition or holding of notes by or on behalf of a Plan could be considered to give rise to a prohibited transaction if the issuer, an underwriter, or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to such Plan. We, the underwriters and our and the underwriters’ current and future affiliates may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in notes should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Certain exemptions from the prohibited transaction rules could be applicable, depending on the type of Plan involved and the circumstances of the Plan fiduciary’s decision to acquire or hold a note. In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of securities and related lending transactions with a party in interest (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan involved in the transaction ) solely by reason of providing services to the Plan or any relationship to a service provider, provided that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might not cover all acts in connection with an investment in the notes. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Plans considering acquiring and/or holding notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that any of these statutory or class exemptions, or any other exemption, will be available with respect to transactions involving the notes.
Plans that are governmental plans, non-U.S. plans and certain church plans (such plans, “Non-ERISA Arrangements” and, collectively with the Plans, “Benefit Plans”), while not necessarily subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws (“Similar Laws”) which may affect their investment in the notes. Fiduciaries of any such Non-ERISA Arrangements should consult with counsel before deciding whether to acquire or hold any notes.
Fiduciaries of any Benefit Plans should consult their own legal counsel concerning the impact of ERISA and the Code, the availability of other exemptions from the prohibited transaction rules that may apply to them, and the potential consequences in their specific circumstances before purchasing the notes. Each Benefit Plan fiduciary should also determine whether an investment is in accordance with the documents and instruments governing the Benefit Plan and the applicable provisions of ERISA, the Code and any applicable Similar Law, including whether the investment satisfies fiduciary standards of investment prudence and diversification, and whether an investment in the notes is appropriate for the Benefit Plan, taking into account the overall investment policy of the Benefit Plan and the composition of the Benefit Plan’s investment portfolio.
Each purchaser or holder of a note, and each fiduciary who causes any entity to purchase or hold a note, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such notes, that either (i) it is not a Benefit Plan and it is not purchasing or holding notes on behalf of or with the assets of any Benefit Plan; or (ii) its purchase, holding and subsequent disposition of such notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of applicable Similar Law.
Each purchaser of a note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the note does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.
The foregoing discussion is general in nature and is not intended to be all inclusive. It is based on the applicable law and regulations in effect on the date of this Prospectus Supplement and we do not undertake any obligation to update this summary as a result of changes in applicable law or regulations. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding the notes, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes, or any interest therein.

UNDERWRITING (CONFLICTS OF INTEREST)
Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Goldman Sachs & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$
RBC Capital Markets, LLC
Goldman Sachs & Co. LLC
Synovus Securities, Inc.
Total	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession of up to  % of the principal amount of the notes to certain other dealers. After the initial offering, the public offering price, concession, reallowance or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at $           million and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement
We expect that delivery of the notes will be made to investors on or about , 2026, which will be the business day following the date of this prospectus supplement (such settlement being referred to as “T+ ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to one business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
Our affiliate Synovus Securities, Inc. is a FINRA member and an underwriter in this offering. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes will be rated investment grade. Synovus Securities, Inc. will not confirm sales to discretionary accounts without the prior written approval of the customer.

Selling Restrictions
Prohibition of Sales to European Economic Area Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one or both of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal Act 2018 (“EUWA”), or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently, no key information document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
This prospectus supplement has not been delivered to the Hong Kong Companies Registry for registration and its contents have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about the content of this prospectus supplement, you should obtain professional advice.

Each underwriter (A) has not offered or sold and will not offer or sell in Hong Kong by means of any document any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) and (B) has not issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEL”) and, accordingly, have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and governmental guidelines in Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person who acquires the notes as principal pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are acquired under Section 275 of the SFA:
(a)by a corporation (which is not an accredited investor (as defined in Section 4A(1)(a) of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)for a trust (where the trustee is not an accredited investor) which sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 2(1) of the SFA) or securities-based derivatives contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after the notes have been acquired by that corporation or for that trust pursuant to an offer made under Section 275 of the SFA except:
(1)to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or in relation to the corporation, to any person arising from an offer referred to in Section 275(1A) or in relation to that trust, under Section 276(4)(i)(B) of the SFA;
(2)where no consideration is or will be given for the transfer; or
(3)where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are prescribed capital markets products (as defined in Section 309B(10) of the SFA) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) except (i) to investors that qualify as professional clients within the meaning of the FinSA or (ii) in any other circumstances falling within article 36(1) FinSA, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to article 25 FinSA. The notes will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to articles 35 et seq. FinSA and articles 43 et seq. of the Swiss Financial Services Ordinance, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, a reviewing authority licensed by the Swiss Financial Market Supervisory Authority.
Taiwan
The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS
The validity of the notes offered by this prospectus supplement will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York and, with respect to matters of the laws of the State of Georgia, by Allan E. Kamensky, Executive Vice President and Chief Legal Officer of Pinnacle. Mr. Kamensky owns and has other interests in our common stock and is a participant in our employee benefit and incentive plans. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain matters for the underwriters.
EXPERTS
The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Pinnacle Financial Partners, Inc., a Tennessee corporation (“Legacy Pinnacle”) and its subsidiaries as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, and the effectiveness of Legacy Pinnacle’s internal control over financial reporting as of December 31, 2025, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their reports appearing on Form 10-K for the year ended December 31, 2025 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
DEBT SECURITIES
PURCHASE CONTRACTS
UNITS

The securities listed above may be offered and sold by us or by selling shareholders to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of each issuance of these securities in supplements to this prospectus. In addition, selling shareholders to be identified in the future may sell these securities from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities. You should read this prospectus and any supplement carefully before you decide to invest.
This prospectus may not be used to consummate sales of these securities unless it is accompanied by the applicable prospectus supplement. Pinnacle Financial Partners, Inc.’s common stock is traded on the New York Stock Exchange (“NYSE”) under the trading symbol “PNFP.”
Any securities offered by this prospectus and any accompanying prospectus supplement will be equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Investing in these securities involves certain risks. You should carefully read and consider the information referred to under the heading “Risk Factors” beginning on page 9 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2026.

-i-

ABOUT THIS PROSPECTUS
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Pinnacle,” “we,” “us,” “our,” or similar references mean Pinnacle Financial Partners, Inc. and its consolidated subsidiaries.
This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time this prospectus is used to offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”
You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS
Certain statements made or incorporated by reference in this prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to Pinnacle’s beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions, and future performance and involve known and unknown risks, many of which are beyond Pinnacle’s control and which may cause Pinnacle’s actual results, performance, or achievements or the financial services industry or economy generally, to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.
All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Pinnacle’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for Pinnacle’s future business and financial performance and/or the performance of the financial services industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Pinnacle’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Pinnacle’s ability to control or predict. These factors include, but are not limited to:
(1)risks related to the recently completed business combination transaction between Synovus Financial Corp., a Georgia corporation (“Synovus”) and Pinnacle Financial Partners, Inc., a Tennessee corporation (“Legacy Pinnacle”), including, among others, (i) the risk that the cost savings and synergies from the transaction may not be fully realized or may take longer than anticipated to be realized, (ii) the risk that the integration of Legacy Pinnacle’s and Synovus’ respective businesses and operations will be materially delayed or will be more costly or difficult than expected, including as a result of unexpected factors or events, (iii) the amount of the costs, fees, expenses and charges related to the transaction, (iv) reputational risk and the reaction of Synovus’ and Legacy Pinnacle’s customers, suppliers, employees or other business partners to us as the combined company, (v) risks related to management and oversight of the expanded business and operations of the combined company, (vi) the possibility the combined company is subject to additional regulatory requirements as a result of the transaction or expansion of the combined company’s business operations, including as a result of the combined company’s status as a “large financial institution” for regulatory purposes, and (vii) the outcome of any legal or regulatory proceedings or governmental inquiries or investigations that may be currently pending or later instituted against the combined company;
(2)competition in the financial services industry, including competition from nontraditional banking institutions such as Fintechs and non-bank lenders;
(3)our ability to realize the expected benefits from our strategic initiatives or other operational and execution goals in the time period expected, which could negatively affect our future profitability;
(4)an economic downturn and contraction, and the resulting effects on our capital, financial condition, credit quality, results of operations, and future growth, including that the strength of the current economic environment could be further weakened by persistent or rising inflation, interest rate fluctuations, changes in fiscal and monetary policy, and geopolitical uncertainty;
(5)the impact of changes in fiscal, monetary and economic policy, laws, and regulations, or the interpretation or application thereof, and the uncertainty of future implementation and enforcement of these policies and regulations, including persistent inflationary pressures, potential interest rate fluctuations, and potential changes to government policies related to immigration, trade, and government spending;
(6)our ability to attract and retain employees and the impact of senior leadership transitions;

(7)the impact of adverse developments in the banking industry on client confidence, liquidity, and regulatory responses to these developments (including increases in the cost of our deposit insurance assessments and increased regulatory scrutiny and the impacts on BHG), our ability to effectively manage our liquidity risk and any growth plans, and the availability of capital and funding;
(8)our wholly-owned subsidiary Pinnacle Bank, a Tennessee-chartered bank (“Pinnacle Bank”), is a minority investor in Bankers Healthcare Group, LLC (“BHG”), and any adverse events affecting BHG or BHG’s business that negatively affect its operations, financial results or financial condition, including its ability to generate and fund loans, including through the auction platform it has developed, could significantly impact our results;
(9)our strategic implementation of new lines of business, new products and services, and new technologies and the expansion of our existing business opportunities, including BHG;
(10)prolonged periods of inflation and its effects on our business, profitability, and our stock price, as well as the impact on our clients (including the velocity and levels of deposit withdrawals and loan repayment);
(11)changes in the interest rate environment, including changes to the federal funds rate, and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;
(12)we may be exposed to potential losses in the event of fraud and/or theft, or in the event that a third-party vendor, obligor, or business partner fails to pay amounts due to us under that relationship or under any arrangement that we enter into with them;
(13)changes in the cost and availability of funding due to changes in the deposit market and credit market;
(14)restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of our bank subsidiary;
(15)we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services industry;
(16)our current and future information technology system enhancements and operational initiatives, including those related to or involving artificial intelligence, may not be successfully implemented, which could negatively impact our operations;
(17)our business relationships with, and reliance upon, third parties that have strategic partnerships with us or that provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and disruptions in service or financial difficulties with a third-party vendor or business relationship;
(18)our enterprise risk management framework, our compliance program, or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;
(19)our or BHG’s asset quality may deteriorate or our allowance for credit losses may prove to be inadequate or may be negatively affected by credit risk exposures;
(20)the ability of our operational framework to identify and manage risks associated with our business, such as credit risk, compliance risk, reputational risk, cybersecurity risk, and operational risk, including by virtue of our relationships with third-party business partners, as well as our relationships with third-party vendors and other service providers;
(21)if economic conditions worsen or regulatory capital rules are modified, we or BHG may be required to undertake initiatives to improve or conserve our capital position;

(22)our ability to identify and address cybersecurity risks such as data security breaches, malware, “denial of service” attacks, “hacking,” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption, or damage of our systems, increased costs, significant losses, or adverse effects to our reputation;
(23)the impact on our or BHG’s financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;
(24)we may not be able to identify suitable bank and non-bank acquisition opportunities, and even if we are able to identify attractive acquisition opportunities, we may not be able to complete such transactions on favorable terms or realize the anticipated benefits from such acquisitions;
(25)our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;
(26)our corporate responsibility strategies and initiatives, the scope and pace of which could alter our reputation and shareholder, employee, client, and third-party relationships;
(27)we could realize losses if we sell assets and the proceeds we receive are lower than the carrying value of such assets;
(28)our ability to obtain regulatory approval to take certain actions, including any dividends on our common or preferred stock, any repurchases of our common or preferred stock, or any other issuance or redemption of any other regulatory capital instruments, as well as any applications in respect to strategic initiatives;
(29)our concentrated operations in the Southeastern U.S. make us vulnerable to local economic conditions, local weather catastrophes, public health issues, and other external events;
(30)the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto;
(31)the fluctuation in our stock price and general volatility in the stock market;
(32)the effects of any damages to our reputation resulting from developments related to any of the items identified above; and
(33)other factors and other information contained in this prospectus and in other reports and filings that we make, and that Synovus and Legacy Pinnacle have made, with the SEC under the Exchange Act including, without limitation, those found in “Part I - Item 1A. Risk Factors” of Synovus’ 2024 Form 10-K and “Part I – Item 1A. Risk Factors” of Legacy Pinnacle’s 2024 Form 10-K.
For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I - Item 1A. Risk Factors” and other information contained our periodic filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Pinnacle are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site (http://www.sec.gov) and on the investor relations page of our website at https://investors.pnfp.com. We maintain an Internet site where you can find additional information. The address of our Internet site is https://www.pnfp.com. All Internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials.
We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Pinnacle and its financial condition:
(a)Pinnacle’s Current Report on Form 8-K12B filed on January 2, 2026;
(b)Synovus’ Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 21, 2025;
(c)Legacy Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 25, 2025;
(d)Those portions of the Definitive Proxy Statement on Schedule 14A filed by Synovus on March 12, 2025 in connection with its 2025 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2024;
(e)Those portions of the Definitive Proxy Statement on Schedule 14A filed by Legacy Pinnacle on March 3, 2025 in connection with its 2025 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2024;
(f)Synovus’ Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed on May 2, 2025, the quarter ended June 30, 2025, filed on August 5, 2025, and the quarter ended September 30, 2025, filed on November 4, 2025;
(g)Legacy Pinnacle’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed on May 9, 2025, the quarter ended June 30, 2025, filed on August 7, 2025, and the quarter ended September 30, 2025, filed on November 4, 2025;
(h)Synovus’ Current Reports on Form 8-K, filed on April 25, 2025, July 25, 2025, October 28, 2025, November 6, 2025, November 26, 2025, December 1, 2025, December 1, 2025, December 9, 2025, and January 2, 2026 (in all instances other than information in such reports that is furnished and not deemed to be filed);
(i)Legacy Pinnacle’s Current Reports on Form 8-K filed on January 24, 2025, February 28, 2025, April 11, 2025, April 21, 2025, July 25, 2025, October 28, 2025, November 6, 2025, November 26, 2025, December 1, 2025, and January 2, 2026 (in all instances other than information in such reports that is furnished and not deemed to be filed);
(j)The description of Pinnacle’s common stock, $1.00 par value per share (the “Common Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description;
(k)The description of Pinnacle’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description;
(l)The description of Pinnacle’s Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value (the “Series B Preferred Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description; and
(m)The description of Pinnacle’s 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value (the “Series C Preferred Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description.
(n)The description of Pinnacle’s depositary shares represent a 1/40th ownership interest in a share of the Series C Preferred Stock, set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description.
All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. In case of a conflict or inconsistency between information contained in this prospectus and any accompanying prospectus supplement, and information incorporated by reference into this prospectus and any accompanying prospectus supplement, you should rely on the information that was filed later.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to:
Director of Investor Relations
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, GA 30339
(706) 641-6500

PINNACLE FINANCIAL PARTNERS, INC.
Pinnacle Financial Partners, Inc. (“Pinnacle”) is a financial services company and a registered bank holding company headquartered in Atlanta, Georgia. We provide commercial and consumer banking in addition to a full suite of specialized products and services including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, and international banking to our clients through our wholly-owned subsidiary bank, Pinnacle Bank, a Tennessee-chartered bank, and other offices and branches in Alabama, Florida, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Virginia and Tennessee. Pinnacle Bank holds a 49% interest in BHG, which is engaged in the origination of commercial and consumer loans primarily to healthcare providers and other professionals throughout the United States.
We were incorporated under the laws of the State of Georgia in 2025 as Steel Newco Inc. in connection with the business combination transaction between Synovus and Legacy Pinnacle, which was completed on January 1, 2026. Our principal executive offices are located at 3400 Overton Park Drive, Atlanta, GA 30339, and our telephone number at that address is (706) 641-6500. Our common stock is traded on the NYSE under the symbol “PNFP.”
On July 24, 2025, we entered into an agreement and plan of merger (the “Merger Agreement”) with Synovus and Legacy Pinnacle. Pursuant to the terms and conditions of the Merger Agreement, Synovus and Legacy Pinnacle each simultaneously merged with and into Pinnacle (such mergers, collectively, the “Merger”), with Pinnacle continuing as the surviving corporation in the Merger and renamed from Steel Newco Inc. to Pinnacle Financial Partners, Inc. Additionally, upon the terms and subject to the conditions set forth in the Merger Agreement, immediately following the effective time of the Merger (the “Effective Time”), Pinnacle Bank became a member bank of the Federal Reserve System, and immediately following the effectiveness of such membership, Synovus Bank merged with and into Pinnacle Bank, with Pinnacle Bank continuing as the surviving bank and our direct, wholly-owned subsidiary.
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (1) each share of the common stock of Synovus, par value $1.00 per share, outstanding immediately prior to the Effective Time, other than certain shares held by Synovus or Legacy Pinnacle, was converted into the right to receive 0.5237 shares of Common Stock and (2) each share of Legacy Pinnacle common stock, par value $1.00 per share, outstanding immediately prior to the Effective Time, other than certain shares held by Synovus or Legacy Pinnacle, was converted into the right to receive one share of Common Stock. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (1) each share of Synovus’ Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value (the “Synovus Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series A Preferred Stock, (2) each share of Synovus’ Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value (the “Synovus Series E Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series B Preferred Stock, (3) each share of Legacy Pinnacle’s 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value (“Legacy Pinnacle Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series C Preferred Stock, and (4) each Legacy Pinnacle depositary share representing a 1/40th interest in a share of Legacy Pinnacle Series B Preferred Stock (the “Legacy Pinnacle Series B Depositary Shares”) became a depositary share of Pinnacle representing a 1/40th interest in a share of Series C Preferred Stock (the “Series C Depositary Shares”). The Series A Preferred Stock, Series B Preferred Stock and the Series C Depositary Shares are listed on the NYSE under the symbols “PNFP-PrA,” “PNFP-PrB,” and “PNFP-PrC,” respectively. For more information about the Merger and the Merger Agreement, please refer to the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Synovus’ and Legacy Pinnacle’s most recent Annual Reports on Form 10-K and any subsequent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q we file which descriptions are incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” above.

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.
We will not receive any proceeds from the resale of shares of common stock by selling shareholders under this prospectus or any supplement to it.

DESCRIPTION OF SECURITIES
This prospectus contains a summary of the securities that we or any selling shareholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws, as restated, are incorporated by reference as exhibits to our Form 8-K12B filed with the SEC on January 2, 2026. See the “Incorporation of Certain Documents by Reference” section of this prospectus.
General
Our authorized capital stock consists of 360,000,000 shares of Common Stock and 110,000,000 shares of preferred stock, no par value. As of January 2, 2026, there were approximately 151,200,000 shares of Common Stock issued and outstanding and 31,000,000 shares of our preferred stock issued and outstanding, which includes 8,000,000 shares of Series A Preferred Stock issued and outstanding, 14,000,000 shares of Series B Preferred Stock issued and outstanding, and 225,000 shares of Series C Preferred Stock issued and outstanding (represented by 9,000,000 depositary shares, each representing 1/40th interest in a share of Series C Preferred Stock). All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.
Common Stock
Voting Rights
Holders of shares of our common stock have exclusive voting rights and are entitled to one vote per share of common stock on all matters voted by the shareholders, including election of directors.
Preemptive Rights; Cumulative Voting; Liquidation
Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.
There are no redemption or sinking fund provisions applicable to our common stock.
Dividends
Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our articles of incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends that we may pay to our shareholders.
We are a legal entity separate and distinct from Pinnacle Bank and our other non-bank subsidiaries. As a result, our primary sources of cash, including cash for the payment of dividends to our shareholders, are dividends from Pinnacle Bank and our other non-bank subsidiaries or securities offerings conducted by us. Various federal and state statutory provisions and regulations limit the amount of dividends that Pinnacle Bank and our non-bank subsidiaries may pay to us. Pinnacle Bank is a Tennessee bank. Pursuant to Tennessee banking law, Pinnacle Bank may not, without the prior consent of the Commissioner of the Tennessee Department of Financial Institutions (“TDFI”), pay any dividends to us in a calendar year in excess of the total of Pinnacle Bank’s retained net income for that year plus the retained net income for the preceding two years. Additionally, approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of Pinnacle Bank to fall below specified minimum levels.

In addition, we and Pinnacle Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal bank regulatory authority may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve has indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.
Under a Federal Reserve policy adopted in 2009, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:
•its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
•its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or
•it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
Preferred Stock
Our articles of incorporation provide that our board of directors has the authority, without further vote or action by our shareholders, to issue up to 110 million shares of preferred stock and may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series. Such preferences, limitations and relative rights may include dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.
In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, each share of the Synovus Series D Preferred Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series A Preferred Stock. The Series A Preferred Stock ranks senior to our common stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series A Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $25.00 liquidation preference at a floating rate equal to three-month Term SOFR plus a spread of 361.361 basis points per annum, payable quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year, beginning on March 21, 2026. The Series A Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series A Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series A Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series A Preferred Stock. The Series A Preferred Stock is perpetual and does not have any maturity date. The Series A Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after March 21, 2026 or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series A Preferred

Stock has no preemptive or conversion rights. The Series A Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing senior stock; (iii) authorizing material and adverse changes to the terms of the Series A Preferred Stock, whether by merger, consolidation or otherwise; and (iv) as otherwise required under Georgia law.
In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, each share of the Synovus Series E Preferred Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series B Preferred Stock. The Series B Preferred Stock ranks senior to the Common Stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series B Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay noncumulative cash dividends on the Series B Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $25.00 liquidation preference at a rate of 8.397% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year beginning on April 1, 2026, and ending on July 1, 2029. From and including July 1, 2029, for each Reset Period (as defined below), we will pay dividends, when, as, and if declared by our board or such committee at a rate equal to the five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date (as defined below) plus 4.127% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2029. A “Reset Date” means July 1, 2029 and each date falling on the fifth anniversary of the preceding Reset Date. A “Reset Period” means the period from and including July 1, 2029 to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date. A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period. The Series B Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series B Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series B Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series B Preferred Stock. The Series B Preferred Stock is perpetual and does not have any maturity date. The Series B Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on July 1, 2029 or any subsequent Reset Date, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends. Accordingly, the Series B Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series B Preferred Stock has no preemptive or conversion rights. The Series B Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing, shares of any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; (iii) authorizing material and adverse changes to the terms of the Series B Preferred Stock, whether by merger, consolidation or otherwise; and (iv) as otherwise required under Georgia law.
In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, each share of the Legacy Pinnacle Series B Preferred Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series C Preferred Stock. The Series C Preferred Stock ranks senior to the Common Stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series C Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $1,000 liquidation preference at a rate of 6.75% per annum, payable quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year beginning on March 1, 2026. The Series C Preferred Stock has a liquidation preference of $1,000 per share, plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). Holders of the Series C Preferred Stock are entitled to receive liquidating distributions out of our assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series C Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of our business and affairs, including the Series C Preferred Stock, and before we make any distribution or payment out of our assets to the holders of the Common Stock or any other class or series of our capital stock ranking junior to the Series C Preferred Stock with respect to distributions upon our liquidation, dissolution, or winding-up. The Series C Preferred Stock is perpetual and does not have any maturity date. The Series C Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after March 1, 2026 or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to $1,000 per share, plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series C Preferred Stock to, but excluding, the date fixed for redemption. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series C Preferred Stock has no preemptive or conversion rights.
The Series C Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing senior stock; (iii) authorizing material and adverse changes to the terms of the Series C Preferred Stock; and (iv) the consummation of certain binding share exchanges or reclassifications involving the Series C Preferred Stock, or of certain mergers or consolidations involving us.
Anti-Takeover Provisions
As described below, our articles of incorporation and bylaws contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.
Shareholder Action Without a Meeting
Our bylaws allow action by the shareholders without a meeting only by unanimous written consent.
Advance Notice for Shareholder Proposals or Nominations at Meetings
In accordance with our bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the bylaws.
Evaluation of Business Combinations
Our articles of incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”); (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.
Transfer Agent and Registrar
The transfer agent and registrar for our capital stock is Broadridge Corporate Issuer Solutions, LLC.

DESCRIPTION OF DEPOSITARY SHARES
General
We may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Pinnacle, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.
Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts in accordance with the terms of the applicable prospectus supplement.
We have one series of depositary shares outstanding, which represents interests in our Series C Preferred Stock. In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, (i) each Legacy Pinnacle Series B Depositary Share issued and outstanding immediately prior to the Effective Time was converted into the right to receive one Series C Depositary Shares, and (ii) we entered into an amendment (the “Deposit Agreement Amendment”) with Legacy Pinnacle, Computershare, Inc. (“Computershare”), Computershare Trust Company, N.A. (the “Trust Company”), and Broadridge Corporate Issuer Solutions, LLC (“Broadridge”), to amend that certain Deposit Agreement, dated as of June 3, 2020 (the “Deposit Agreement”), by and among (i) Legacy Pinnacle, (ii) Computershare and the Trust Company, jointly as Depositary, and (iii) the holders from time to time of the depositary receipts described therein.
Dividends and Other Distributions
The depositary will distribute all dividends and other cash distributions received on the preferred stock to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder, unless the depositary determines, after consultation with us, that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the depositary shares.
Withdrawal of Stock
Unless the related depositary shares have been called for redemption, upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting Deposited Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of a Deposit Agreement
Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the depositary and us. The depositary agreement may be terminated by the depositary or us only if:
•all outstanding depositary shares have been redeemed;
•there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution, or winding up of our company, and such distribution has been distributed to the holders of depositary shares; or
•consent of the holders of at least two-thirds of the depositary shares outstanding is obtained.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must (a) have its principal office in the United States and have either (i) a combined capital and surplus, along with its affiliates, of at least $50 million or (ii) total assets, along with its affiliates, of at least $50 million, or (b) be an affiliate of such entity described in clause (a).
Miscellaneous
The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.
Neither the depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Depositary
The prospectus supplement will identify the depositary for the depositary shares.
Listing of the Depositary Shares
The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein. Senior debt securities will be issued under a senior indenture, dated as of February 13, 2012, with The Bank of New York Mellon Trust Company, N.A., as trustee, that we assumed from Synovus in connection with the completion of the transactions contemplated by the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement. Subordinated debt securities will be issued under a subordinated indenture, dated as of December 7, 2015, with The Bank of New York Mellon Trust Company, N.A., as trustee, that we assumed from Synovus in connection with the completion of the transactions contemplated by the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement. Junior subordinated debt securities will be issued under a junior subordinated indenture to be entered into later with a trustee to be named therein. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•currencies; or
•commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination of such securities.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Registered Global Securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.
We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Pinnacle, the trustees, the warrant agents, the unit agents or any other agent of Pinnacle, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SHAREHOLDERS
We may register securities covered by this prospectus for re-offers and resales by any selling shareholder named in a prospectus supplement. We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to add secondary sales of shares of our common stock by any selling shareholder by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. Selling shareholders may resell all, a portion or none of their shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling shareholder(s).

PLAN OF DISTRIBUTION
We or the selling shareholders may sell the securities in one or more of the following ways (or in any combination) from time to time:
•through underwriters or dealers;
•directly to a limited number of purchasers or to a single purchaser; or
•through agents.
Any selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of common stock covered by this prospectus.
Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will state the terms of the offering of the securities, including:
•the name or names of any underwriters, dealers or agents;
•the purchase price of such securities and the proceeds to be received by Pinnacle, if any;
•any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•any initial public offering price;
•any discounts or concessions allowed or reallowed or paid to dealers; and
•any securities exchanges on which the securities may be listed.
Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Shares of common stock may also be exchanged for satisfaction of the selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.
If we, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•negotiated transactions,
•at a fixed public offering price or prices, which may be changed,
•at market prices prevailing at the time of sale,
•at prices related to prevailing market prices or
•at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
We may sell the securities directly or through agents from time to time. The selling shareholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), may be sold under Rule 144 rather than pursuant to this prospectus. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Pinnacle at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with Pinnacle to indemnification by Pinnacle against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Pinnacle and its affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL OPINIONS
The validity of the securities will be passed upon by Allan E. Kamensky, Executive Vice President and Chief Legal Officer of Pinnacle. Any underwriters will be represented by their own legal counsel.

EXPERTS
The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Legacy Pinnacle and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of Legacy Pinnacle’s internal control over financial reporting as of December 31, 2024, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their reports appearing on Form 10-K for the year ended December 31, 2024 and incorporated by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of BHG as of September 30, 2024 and 2023, and for each of the years in the three-year period ended September 30, 2024, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in an exhibit to Legacy Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$
Pinnacle Financial Partners, Inc.
          % Fixed Rate / Floating Rate Senior Notes due 2032

PROSPECTUS SUPPLEMENT

Joint Bookrunners

Morgan Stanley	RBC Capital Markets	Goldman Sachs & Co. LLC	Synovus Securities, Inc.

               , 2026